EXHIBIT 4.9
DATE

THE COVENANTORS
and
TITANIUM ASSET MANAGEMENT CORP.
and
SEYMOUR PIERCE LIMITED
and
SUNRISE SECURITIES CORP.

LOCK IN DEED
relating to TITANIUM ASSET MANAGEMENT CORP.

i

LOCK IN DEED
DATE
PARTIES
(1)	Those persons whose names are stated in the schedule (each a “Covenantor” and together the “Covenantors”);

(2)	TITANIUM ASSET MANAGEMENT CORP., a corporation organised under the laws of the State of Delaware pursuant to the Delaware General Corporation Law whose registered office is located at 16192 Coastal Highway, Lewes, Sussex, Delaware U.S.A. (the “Company”);

(3)	SUNRISE SECURITIES CORP. a corporation organised under the laws of New York, with its principal place of business located at 25 Floor, 641 Lexington Avenue, New York, NY 10022 U.S.A. (“Sunrise”); and

(4)	SEYMOUR PIERCE LIMITED a company organised under the laws of England and Wales with its principal office at 20 Old Bailey, London, EC4M 7EN, UK (“Seymour Pierce”).
RECITALS
(A)	The Company proposes to raise funds through the Placing and is proposing to seek the admission of its entire share capital and warrants issued and to be issued pursuant to the Placing to trading on AIM.

(B)	Subject to the terms of this deed, the Covenantors have agreed with the Company, Sunrise and Seymour Pierce to enter into certain restrictions with regard to the disposal by them (or any of their Associates) of the Locked-in Shares and Warrants.
IT IS AGREED AS FOLLOWS:
1.	DEFINITIONS
In this deed and in the recitals to this deed the following definitions apply:
“Act”
the Companies Act 1985, as amended;
“Admission”
admission of the entire ordinary share capital of the Company and warrants issued and to be issued pursuant to the Placing to trading on AIM, such admission becoming effective in accordance with rule 6 of the AIM Rules;

“Admission Document”
the document in the agreed form to be issued by the Company in connection with the Admission;
“AIM”
the market of that name operated by London Stock Exchange plc;
“AIM Rules”
the rules for AIM companies issued by London Stock Exchange plc as amended from time to time;
“Associate”
in relation to any Covenantor, its associates as defined in the definition of “related party” in the glossary to the AIM Rules;
“Business Day”
a day (other than a Saturday or Sunday) on which banks in London are open for general business;
“City Code”
the City Code on Takeovers and Mergers;
“Common Shares”
the shares of common stock of $0.0001 each in the capital of the Company (or such other nominal amount of the Company’s shares of common stock following any consolidation, sub-division, repayment or reduction of capital or other event giving rise to an adjustment of the nominal amount of such shares of common stock hereafter), including any such shares allotted (whether or not subject to any condition) but not yet issued;
“Disposal”
includes any sale, transfer, mortgage, assignment, grant of options over, charge, pledge, or other disposal or an agreement to sell, transfer, mortgage, assign, grant options over, charge, pledge or otherwise dispose, or any transaction which has the same economic effect as a Disposal (including, without limitation, any swap or contract for differences) and “Dispose” shall be construed accordingly;
“Financial Services Authority”
the Financial Services Authority of the United Kingdom;
“Locked-In Shares and Warrants”
(a)	the Common Shares, Restricted Shares and Warrants held or controlled, whether directly or indirectly, by the Covenantors or any of their Associates on or immediately following the date of Admission; and

(b)	any additional Common Shares, Restricted Shares, Warrants or other securities in the Company allotted or issued to and/or acquired by the Covenantors or any of their Associates up to and including the last day of the Orderly Market Period (including pursuant to the conversion of any Restricted Shares, Warrants or options);
“Lock-In Period”
the period of 12 months commencing on the date of Admission;
“London Stock Exchange”
London Stock Exchange plc;
“Orderly Market Period”
the period commencing at the end of the Lock-In Period and expiring 12 months thereafter;
“Permitted Transferee”
any body corporate (as defined in section 740 of the Act) which is a wholly-owned subsidiary (as defined in section 736 of the Act) of the Covenantor;
“Placing”
the proposed placing of Units pursuant to the Placing Agreement;
“Placing Agreement”
the agreement of even date herewith between the Company, the directors of the Company, Seymour Pierce and Sunrise;
“Restricted Shares”
shares of convertible restricted stock of the Company, having a par value of $0.0001 per restricted share (or such other nominal amount of the Company’s shares of convertible restricted stock following any consolidation, sub-division, repayment or reduction of capital or other event giving rise to an adjustment of the nominal amount of such shares of common stock hereafter), including any such shares allotted (whether or not subject to any condition) but not yet issued;
“Unit”
a unit of one Common Share and one Warrant; and
“Warrants”
the warrants issued by the Company giving each holder the right, upon exercise of such warrants, to subscribe for one Common Share.
2.	INTERPRETATION

2.1	In this deed:

2.1.1	the contents page and clause headings are for convenience only and do not affect its construction;

2.1.2	words denoting the singular include the plural and the other way round; and

2.1.3	words denoting one gender includes all genders.

2.2	In this deed, unless otherwise specified or the context otherwise requires, a reference to:

2.2.1	a person is to be construed to include a reference to any individual, firm, partnership, company, corporation, association, organisation or trust (in each case whether or not having a separate legal personality);

2.2.2	a party is a reference to a party to this deed;

2.2.3	a document, instrument or agreement (including, without limitation, this deed) is a reference to any such document, instrument or agreement as modified, amended, varied, supplemented or novated from time to time;

2.2.4	a recital or clause is a reference to a recital to, a clause of this deed and a reference to this deed includes its recitals and the schedule;

2.2.5	a provision of any statute or other legislation is to be construed as a reference to such provision as amended or re-enacted or as its application is modified from time to time (whether before or after the date of this deed) and shall include reference to any provision of which it is a re-enactment (whether with or without modification) and to any orders, regulations, instruments or other subordinate legislation (and relevant codes of practice) made under the relevant statute or other legislation except to the extent that any amendment or re-enactment coming into force after the date of this deed would increase or extend the liability of any party to any other person under this deed; and

2.2.6	writing shall include any method of reproducing words in a legible and permanent form.

2.3	All representations, warranties, undertakings, agreements, covenants, indemnities and obligations made or given or entered into by the Covenators in this deed are made or given or entered into by them severally.

2.4	The liability of the Covenantors under this deed is several.

2.5	Words or phrases used in this deed and defined in the Admission Document shall have the meaning set out in the Admission Document.

3.	CONDITION

3.1	The obligations of the parties to this deed are conditional upon Admission.

3.2	If the condition set out in clause 3.1 is not fulfilled by 13 July 2007, this deed shall cease and determine and no party to this deed shall have any claim against any other party to this deed for costs, damages, compensation or otherwise.

4.	LOCK IN AND ORDERLY MARKET PROVISIONS

4.1	Subject to the provisions of clause 4.2, each Covenantor undertakes to each of the Company, Sunrise and Seymour Pierce that it will not, and will use its reasonable endeavours to procure that its Associates will not:

4.1.1	prior to the last day of the Lock-In Period, Dispose of, or agree to Dispose of, directly or indirectly, any of the Locked-in Shares and Warrants or any interest in or right to them; and

4.1.2	during the Orderly Market Period, Dispose of, or agree to Dispose of, directly or indirectly, any of the Locked-in Shares and Warrants or any interest in or right to them, except subject to the orderly market provisions set out in clause 4.3 below.

4.2	The undertakings contained in clause 4.1 above shall not apply to any Disposals by Covenantors of Locked-in Shares and Warrants made:

4.2.1	as a result of an acceptance of an offer for the entire issued share capital of the Company or the giving of an irrevocable undertaking to accept an offer or offers or proposal for shares or convertible securities in the Company to which the City Code would apply (in either case excluding Common Shares already held by the offeror) which has either been recommended for acceptance by the directors of the Company or has become unconditional as to acceptances, provided that nothing in this clause shall exclude a Covenantor from giving an irrevocable undertaking to accept an offer or offers or proposal for shares or convertible securities in the Company to which the City Code would apply which is conditional upon such offer or offers or proposal becoming or being declared unconditional in all respects and being recommended for acceptance by the directors of the Company;

4.2.2	for bona fide purposes to a Permitted Transferee provided that such new transferee, before registration of any transfer of such securities to such transferee, executes an agreement in relation to such securities in similar terms to that contained in this deed in a form reasonably satisfactory to each of Seymour Pierce and the Company (which will be evidenced by written confirmation from each);

4.2.3	pursuant to or in connection with an offer by the Company for the purchase or redemption of its own share capital in accordance with applicable law and the AIM Rules; or

4.2.4	pursuant to an intervening court order.

4.3	If a Covenantor wishes to Dispose of any of his Locked-in Shares and Warrants during the Orderly Market Period, then in order to maintain an orderly market, any such Disposal shall be effected through Seymour Pierce in its capacity as the Company’s broker under the AIM Rules, provided that:

4.3.1	Seymour Pierce is, at the time of such proposed Disposal, authorised by the Financial Services Authority to effect such Disposal; and

4.3.2	in the execution of such Disposal, Seymour Pierce offers competitive pricing and trading terms for the quantity of Locked-in Shares and Warrants being Disposed based on market terms quoted by any other reputable stockbroker or dealer in securities in the United Kingdom in respect of such Disposal.

4.4	In the event that Seymour Pierce is no longer the Company’s broker, then the benefits of the provisions of this clause 4 shall (without need for any further action) pass to any successor broker which has replaced Seymour Pierce.

4.5	Any sale pursuant to clause 4.3 above shall be effected by Seymour Pierce within five (5) Business Days of the receipt by Seymour Pierce of notification from the Covenantor of its intention to sell any of the Locked-in Shares and Warrants. In the event that such sale is not effected within five (5) Business Days in accordance with this clause 4.5, the Covenantor shall be entitled to sell the Locked-In Shares and Warrants through any other stockbroker or dealer in securities.
5.        UNDERTAKINGS
5.1	Each Covenantor agrees that:

5.1.1	if any of the Locked-In Shares and Warrants beneficially owned by such Covenantor are registered in the name of any other person, it shall procure that such person complies with the obligations set out in this deed as though it were a party to this deed;

5.1.2	if it holds Locked-In Shares and Warrants as nominee for any other person, it shall use its reasonable endeavours to procure that such person complies with the obligations set out in this deed as though it were a party to this deed; and

5.1.3	the restriction on Disposals and the other provisions in this deed will be binding on each such person and its successors and assigns.

5.2	Each Covenantor consents to the inclusion in the Admission Document of references to this deed and a summary of its contents and agrees and acknowledges that the particulars of this deed may be available for inspection by members of the public and published by the Company (including, without limitation, in any document required in connection with Admission) and hereby consents to any such inspection and publication.
6.        GENERAL
6.1	Authority

Each Covenantor warrants that it has the power and authority to enter into and give the undertakings in this deed without obtaining the consent of any third party.

6.2	Assignment

Subject to clause 4.4 this deed is personal to the parties hereto and may not be assigned by any party without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed). This deed is binding on and enures for the benefit of the successors and permitted assigns.

6.3	Variation

No variation of this deed shall be effective unless made in writing and signed by or on behalf of each of the parties.

6.4	Contracts (Rights of Third Parties) Act 1999

6.4.1	Subject to the provisions of clause 6.4.2 no person who is not a party to this deed has any rights on any person under the Contracts (Rights of Third Parties) Act 1999.

6.4.2	A successor to Seymour Pierce as broker to the Company has the right to enforce the provisions of clause 4 of this deed.

6.5	Counterparts

This deed may be executed in one or more counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

6.6	Notices
6.6.1	Each party may give any notice or other communication under or in connection with this deed by letter or facsimile transmission addressed to any other party. The address for service of each party shall be the address set out above or, in the case of the Covenantors, the address stated in clause 6.9.2, or such other address within the United Kingdom for service as the addressee may from time to time notify to the other parties for the purposes of this clause or (in the case of a company) its registered office from time to time.

6.6.2	Any such communication will be deemed to be served:
(a)	if personally delivered, at the time of delivery and, in proving service, it shall be sufficient to produce a receipt for the notice signed by or on behalf of the addressee;

(b)	if by letter, at noon on the Business Day after such letter was posted (or, in the case of airmail, five Business Days after such letter was posted) and, in proving service, it shall be sufficient to prove that the letter was properly stamped first class (or airmail), addressed and delivered to the postal authorities; and

(c)	if by facsimile transmission, at noon on the Business Day after the day of transmission and, in proving service, it shall be sufficient to produce a transmission report from the sender’s facsimile machine indicating that the facsimile was sent in its entirety to the recipient’s facsimile number.
6.7	Acknowledgements
6.7.1	Each of the Covenantors acknowledges that any decision by Seymour Pierce or Sunrise to withhold consent in accordance with the provisions of this deed shall not form the basis of any claim against the Company, Seymour Pierce or Sunrise for any damage, loss, costs or expense alleged to have been caused by such decision, unless Seymour Pierce or Sunrise has not complied with its obligations, if any, to act reasonably in circumstances where its consent is required under this deed.

6.7.2	Each of the Covenantors acknowledge that damages for breach or threat of breach of the provisions of clause 4 by any Covenantors may be inadequate, and that the Company, Seymour Pierce and/or Sunrise may be entitled to apply for an injunction or injunctions to prevent breaches of such provisions or to enforce such provisions in addition to any other remedy to which the Company, Seymour Pierce and/or Sunrise are entitled at law or in equity.
6.8	Severability

Each provision of this deed is severable and distinct from the others. The parties intend that every such provision shall be and remain valid and enforceable to the fullest extent permitted by law. If any such provision is or at any time becomes to any extent invalid illegal or unenforceable under any enactment or rule of law, it shall to that extent be deemed not to form part of this deed but (except to that extent in the case of that provision) it and all other provisions of this deed shall continue in full force and effect and their validity, legality and enforceability shall not be thereby affected or impaired, provided that the operation of this clause would not negate the commercial intent and purpose of the parties under this deed.

6.9	Appointment of Process Agent

6.9.1	Each of the parties to this deed shall procure that it maintains an agent for service of proceedings in England at all times during which a claim may be made against them by Explore for breach of any of the provisions of this deed.

6.9.2	Each of the Covenantors and the Company hereby irrevocably appoint the following agent for service of process in of any proceedings in England and Wales:

Capita IRG plc The Registry 34 Beckenham Road Beckenham Kent BR3 4OU Tel: 020 7726 4000 Fax: 020 7726 0055

6.9.3	Sunrise hereby irrevocably appoints the following agent for service of process of any proceedings in England and Wales:

Eagle Place Notices Limited (matter reference S0493-1) 84 Theobald’s Road London WC1X 8RW Tel: 020 7524 6000 Fax: 020 7524 6524

6.10	Law and Jurisdiction

6.10.1	This deed, and all disputes or claims arising out of or in connection with it, shall be governed by and construed in accordance with English law.

6.10.2	In relation to any legal action or proceedings arising out of or in connection with this deed, each of the parties irrevocably submits to the non-exclusive jurisdiction of the English Courts and waives any objection to such proceedings in the English Courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

SCHEDULE
THE COVENANTORS

IN WITNESS of which this deed has been duly executed and is delivered on the date written at the beginning of this deed.

SIGNED and DELIVERED as a DEED by	)
acting by a director and its secretary or two directors	)

	)	Director
)

Director/Secretary

SIGNED and DELIVERED as a DEED by	)
acting by a director and its secretary or two directors	)

	)	Director
)

Director/Secretary

SIGNED and DELIVERED as a DEED by	)
acting by a director and its secretary or two directors	)

	)	Director
)

Director/Secretary

SIGNED and DELIVERED as a DEED by	)
acting by a director and its secretary or two directors	)

	)	Director
)

Director/Secretary

SIGNED and DELIVERED as a DEED by	)
TITANIUM ASSET MANAGEMENT CORP.	)

acting by a director and its secretary or two directors	)	Director
)

Director/Secretary

SIGNED and DELIVERED as a DEED by	)
SUNRISE SECURITIES CORP. acting by a	)

director and its secretary or two directors	)	Director
)

Director/Secretary

SIGNED and DELIVERED as a DEED by	)
SEYMOUR PIERCE LIMITED acting by a	)

director and its secretary or two directors	)	Director
)

Director/Secretary
LOCK IN CORPORATE